Exhibit 99.1

- AGS ANNOUNCES FIRST QUARTER RESULTS

•	Record Quarterly Revenue of $64.9 Million Grew 36% Year-Over-Year

•	Record Adjusted EBITDA of $34.5 Million Grew 39% Year-Over-Year

•	Record Recurring Revenue of $49.6 Million Grew 23% Year-Over-Year

•	EGM Units Sold of 838 grew 85% Year-Over-Year

•	Net Loss of $9.5 Million Improved 23% Year-Over-Year, which includes $8.0 million initial non-cash stock based compensation expense

LAS VEGAS, Nevada, May 3, 2018 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its first quarter 2018 and quarter ended March 31, 2018.

"The first quarter of 2018 was absolutely tremendous for AGS - we achieved records in every key category, including revenue, adjusted EBITDA, average selling price, and recurring revenue.  We reported the most EGM sales revenue in our company’s history with 838 units sold, driven largely by the continued success of the Orion Portrait cabinet, while our Tables and Interactive segments both reported their strongest EBITDA quarters to date,” said David Lopez, President and CEO of AGS.  “With industry-leading game performance and the recent introduction of the new Orion Slant, AGS shows no signs of slowing down and we are confident that 2018 will be our best year yet."

Summary of the quarter ended March 31, 2018 and 2017
(In thousands, except per-share and unit data)

	Three Months Ended March 31,
	2018	2017	% Change
Revenues
EGM	$61,258	$45,012	36.1%
Table Products	1,670	632	164.2%
Interactive	1,928	2,130	(9.5)%
Total revenue	$64,856	$47,774	35.8%
Operating income	$2,238	$2,183	2.5%
Net loss	$(9,538)	$(12,386)	23.0%
Loss per share	$(0.30)	$(0.53)	43.4%

Adjusted EBITDA
EGM	$34,304	$25,199	36.1%
Table Products	186	$(177)	205.1%
Interactive	9	(117)	107.7%
Total adjusted EBITDA(1)	$34,499	$24,905	38.5%

EGM Units Sold	838	453	85.0%
EGM total installed base, end of period	24,033	21,204	13.3%
(1) Adjusted EBITDA is a non-GAAP measure, see non-GAAP reconciliation below.

First Quarter Financial Highlights

•	Total revenue increased 36% to $64.9 million, a company record, driven by continued growth of our EGMs in the Class III marketplace, led by demand for our newer premium Orion Portrait cabinet.

•
Recurring revenue grew to $49.6 million or 23% year-over-year, primarily attributable to the contribution of EGMs purchased from Rocket Gaming and Table Products purchased from In Bet in the Fall of 2017, as well as our yield optimization efforts and the popularity of the Orion Portrait cabinet.

•	EGM equipment sales increased 107% to $15.2 million, another company record, due to the sale of 838 units, approximately 60% of which were Orion Portrait cabinet.

•
Adjusted EBITDA increased to $34.5 million, or 39%, driven by an increase in revenue, and partially offset by increased adjusted operating expenses of $3.8 million primarily due to increased headcount in our R&D studios including our new studio in Sydney, Australia.

•
Total adjusted EBITDA margin increased to 53% in the first quarter 2018 compared to 52% driven by several different factors, most notably due to the operating leverage from the assets purchased from Rocket Gaming.

•
SG&A expenses increased $6.5 million in the first quarter of 2018 primarily due to an initial non-cash charge of $6.2 million in stock based compensation recorded in connection with the IPO, as well as increased costs due to higher headcount.

•
R&D expenses increased $3.3 million in the first quarter of 2018 driven by an initial non-cash charge of $1.6 million in stock based compensation recorded in connection with the IPO, as well as increased headcount, and the development of our new Orion Slant cabinet and DEX S card shuffler.

•
Net loss also improved to $9.5 million from $12.4 million, which included non-cash stock based compensation in the current quarter of $8.2 million versus no non-cash stock based compensation in the prior year.

First Quarter Business Highlights

•
Domestic EGM installed base increased by over 2,500 units year-over-year driven by the purchase of approximately 1,500 EGMs from Rocket Gaming in December 2017 and the popularity of our ICON and Orion Portrait cabinets.

•	Domestic EGM revenue per day increased 3% to $26.72 driven by our yield optimization efforts as well as the growing footprint of our latest high-performing products in both current and new markets.

•	EGM units sold increased to 838 in the current quarter compared to 453 in the prior year led by sales of the Orion Portrait cabinet.

•	EGM average selling price (ASP) increased over 13% to $17,758, a quarterly company record, driven by record sales of the Orion Portrait cabinet.

•	On a trailing twelve months basis, nearly $5.6 million of our recurring revenue came from our yield optimization efforts.

•
Table Products increased 940 units, or 56%, to 2,631 units driven by both organic growth - most notably in Buster Blackjack and Bonus Spin progressive units - and the purchase of approximately 500 In Bet assets in the third quarter of 2017.

•	Our ICON cabinet footprint grew 172% to over 5,400 total units in the field.

•	Introduced to the market in Q1 of 2017, our Orion Portrait cabinet ended Q1 2018 with a footprint of over 2,800 total units, up 49% from year end.

Balance Sheet Review

Capital expenditures increased $0.6 million to $15.0 million in the first quarter, compared to $14.4 million in the prior year period. As of March 31, 2018, AGS had $25.8 million in cash and cash equivalents compared to $19.2 million at December 31, 2017. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, as of March 31, 2018, was approximately $487.7 million compared to $648.7 million at December 31, 2017. This substantial reduction was driven by the IPO, the exercise in full of the underwriters’ overallotment option and the settlement of our HoldCo PIK notes during the first quarter.

2018 Outlook

Based on our year-to-date progress and due to our current momentum, we now expect our adjusted EBITDA in 2018 to be between $126 and $131 million. This is an upward revision to the guidance we previously released and is based on greater visibility that we now have for Orion Portrait and other products throughout the year. We maintain our capital expenditures range of $55 to $60 million.

Conference Call and Webcast

Today, at 5:00 p.m. ET, management will host a conference call to present the first quarter 2018 results. Listeners may access a live webcast of the conference call along with accompanying slides at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the US/Canada toll-free dial-in number is +1 (866) 777-2509 and the dial-in number for participants outside the US/Canada is +1 (412) 317-5413. The conference ID/confirmation code is AGS Q1 2018 Earnings Call.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II Native American gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly-rated social casino solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more about us at www.playags.com.

Forward-looking Statements

This release contains “forward-looking statements.” Forward-looking statements include any statements that address future results or occurrences. In some cases you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “would,” “should,” “could” or the negatives thereof. Generally, the words “anticipate,” “believe,” “continue,” “expect,” “intend,” “estimate,” “project,” “plan” and similar expressions identify forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this Annual Report on Form 10-K in Item 1. “Business,” Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. These forward-looking statements include statements that are not historical facts, including statements concerning our possible or assumed future actions and business strategies.

PLAYAGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share data)
(unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$25,821	$19,242
Restricted cash	78	100
Accounts receivable, net of allowance of $1,284 and $1,462, respectively	38,766	32,776
Inventories	29,006	24,455
Prepaid expenses	4,516	2,675
Deposits and other	3,435	3,460
Total current assets	101,622	82,708
Property and equipment, net	80,509	77,982
Goodwill	279,941	278,337
Intangible assets	222,557	232,287
Deferred tax asset	3,734	1,115
Other assets	13,674	24,813
Total assets	$702,037	$697,242

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,506	$11,407
Accrued liabilities	16,411	24,954
Current maturities of long-term debt	7,055	7,359
Total current liabilities	34,972	43,720
Long-term debt	493,865	644,158
Deferred tax liability - noncurrent	—	1,016
Other long-term liabilities	26,734	36,283
Total liabilities	555,571	725,177
Commitments and contingencies
Stockholders’ equity
Preferred stock at $0.01 par value; 100,000 shares authorized, no shares issued and outstanding	—	—
Common stock at $0.01 par value; 450,000,000 shares authorized at March 31, 2018 and 46,629,155 at December 31, 2017; and 35,212,917 and 23,208,076 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively.	352	149
Additional paid-in capital	358,075	177,276
Accumulated deficit	(211,095)	(201,557)
Accumulated other comprehensive loss	(866)	(3,803)
Total stockholders’ equity	146,466	(27,935)
Total liabilities and stockholders’ equity	$702,037	$697,242

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(amounts in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2018	2017
Revenues
Gaming operations	$49,632	$40,433
Equipment sales	15,224	7,341
Total revenues	64,856	47,774
Operating expenses
Cost of gaming operations(1)	8,858	7,471
Cost of equipment sales(1)	7,399	3,852
Selling, general and administrative	16,777	10,281
Research and development	8,625	5,304
Write downs and other charges	1,610	232
Depreciation and amortization	19,349	18,451
Total operating expenses	62,618	45,591
Income from operations	2,238	2,183
Other (income) expense
Interest expense	10,424	15,160
Interest income	(52)	(15)
Loss on extinguishment and modification of debt	4,608	—
Other (income) expense	9,232	(2,809)
Loss before income taxes	(21,974)	(10,153)
Income tax benefit (expense)	12,436	(2,233)
Net loss	(9,538)	(12,386)
Foreign currency translation adjustment	2,937	875
Total comprehensive loss	$(6,601)	$(11,511)

Basic and diluted loss per common share:
Basic	$(0.30)	$(0.53)
Diluted	$(0.30)	$(0.53)
Weighted average common shares outstanding:
Basic	31,735	23,208
Diluted	31,735	23,208
(1) exclusive of depreciation and amortization

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
(unaudited)

	Three months ended March 31,
	2018	2017
Cash flows from operating activities
Net loss	$(9,538)	$(12,386)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,349	18,451
Accretion of contract rights under development agreements and placement fees	1,084	1,149
Amortization of deferred loan costs and discount	451	939
Payment-in-kind interest capitalized	—	112
Payment-in-kind interest payments	(37,624)	—
Write off of deferred loan cost and discount	3,410	—
Stock based compensation expense	8,153	—
(Benefit) provision for bad debts	(142)	595
Loss on disposition of assets	340	577
Impairment of assets	570	285
Fair value adjustment of contingent consideration	700	—
(Benefit) provision for deferred income tax	(3,551)	1,350
Changes in assets and liabilities that relate to operations:
Accounts receivable	(4,820)	637
Inventories	(2,462)	2,315
Prepaid expenses	(1,826)	(1,062)
Deposits and other	118	(90)
Other assets, non-current	11,618	(1,089)
Accounts payable and accrued liabilities	(18,646)	(4,564)
Net cash provided by (used in) operating activities	(32,816)	7,219
Cash flows from investing activities
Purchase of intangible assets	(568)	(358)
Software development and other expenditures	(2,490)	(2,210)
Proceeds from disposition of assets	21	—
Purchases of property and equipment	(11,931)	(11,861)
Net cash used in investing activities	(14,968)	(14,429)
Cash flows from financing activities
Repayment of PIK notes	(115,000)	—
Repayment of senior secured credit facilities	(1,288)	(1,833)
Payment of financed placement fee obligations	(879)	(1,320)
Payments on equipment long term note payable and capital leases	(678)	—
Proceeds from issuance of common stock	176,341	—
Initial public offering cost	(4,160)	—
Proceeds from employees in advance of common stock issuance	—	25
Net cash used in financing activities	54,336	(3,128)
Effect of exchange rates on cash and cash equivalents	5	3
Decrease in cash and cash equivalents	6,557	(10,335)
Cash, cash equivalents and restricted cash, beginning of period	19,342	18,077
Cash, cash equivalents and restricted cash, end of period	$25,899	$7,742

Supplemental cash flow information:
Cash paid during the period for interest	$8,412	$9,655
Cash paid during the period for taxes	$101	$273

Non-GAAP Financial Measures

This press release and accompanying schedules provide certain information regarding adjusted EBITDA which is considered a non-GAAP financial measures under the rules of the Securities and Exchange Commission.

We believe that the presentation of total adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total adjusted EBITDA may vary from others in our industry. Total adjusted EBITDA should not be considered as an alternative to operating income or net income. Total adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total adjusted EBITDA allows us to add back certain non-cash charges or expenses that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these charges and expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total adjusted EBITDA only supplementally.

The following table presents a reconciliation of total adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three months ended March 31,		$	%
	2018	2017	Change	Change
Net loss	$(9,538)	$(12,386)	$2,848	23.0%
Income tax expense (benefit)	(12,436)	2,233	(14,669)	(656.9)%
Depreciation and amortization	19,349	18,451	898	4.9%
Other (income) expense	9,232	(2,809)	12,041	(428.7)%
Interest income	(52)	(15)	(37)	(246.7)%
Interest expense	10,424	15,160	(4,736)	(31.2)%
Write downs and other(1)	1,610	232	1,378	594.0%
Loss on extinguishment and modification of debt(2)	4,608	—	4,608	100.0%
Other adjustments(3)	396	647	(251)	(38.8)%
Other non-cash charges(4)	1,574	2,111	(537)	(25.4)%
New jurisdiction and regulatory licensing costs(5)	—	235	(235)	(100.0)%
Legal & litigation expenses including settlement payments(6)	—	399	(399)	(100.0)%
Acquisition & integration related costs(7)	1,179	647	532	82.2%
Non-cash stock based compensation(8)	8,153	—	8,153	100.0%
Total Adjusted EBITDA	$34,499	$24,905	$9,594	38.5%

(1) Write downs and other includes items related to loss on disposal or impairment of long lived assets, fair value adjustments to contingent consideration and acquisition costs
(2) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off
(3) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature
(4) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements

(5) New jurisdiction and regulatory license costs relates primarily to one-time non-operating costs incurred to obtain new licenses and develop products for new jurisdictions
(6) Legal & litigation expenses include of payments to law firms and settlements for matters that are outside the normal course of business
(7) Acquisition and integration costs include restructuring and severance and are related to costs incurred after the purchase of businesses, such as the acquisitions of Rocket, In Bet, Cadillac Jack and RocketPlay, to integrate operations
(8) Non-cash stock based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards

For information contact:
Julia Boguslawski, Chief Marketing Officer & EVP of Investor Relations
PlayAGS, Inc.
702-724-1125
jboguslawski@playags.com

Or

Steven Kopjo, Director of SEC Reporting & Investor Relations
PlayAGS, Inc.
702-724-1155
skopjo@playags.com